Exhibit 10.34

AGREEMENT OF CANCELLATION OF
INCENTIVE STOCK OPTIONS

This Agreement of Cancellation of Incentive Stock Options (“Cancellation Agreement”) is entered into by and between Golden Enterprises, Inc., a Delaware corporation (the “Company”), and Patty R. Townsend (the “Employee”) effective this 18th day of July, 2016.

RECITALS

A.           On April 9, 2015, the Company and the Employee entered into an Incentive Stock Option Agreement (“Option Agreement”) whereby the Company granted to the Employee the right and option to purchase, pursuant to the terms and conditions of the Option Agreement and the 2014 Long Term Incentive Plan (“Plan”), an aggregate of 35,000 shares of the Company’s Common Stock at a price of $3.84 per share (the “Company Stock Options”).

B.           The Company has entered into an Agreement and Plan of Merger (“Merger Agreement”) as of July 18, 2016 with Utz Quality Foods, Inc. (“Parent”) and Westminister Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”) whereby Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence as the surviving corporation (the “Surviving Corporation”).

C.           Under the terms of the Merger Agreement, the Company is required to take all requisite action so that the Option Agreement and the Company Stock Options, whether or not then vested or exercisable, are cancelled and converted into the right of Employee to receive from Parent and the Surviving Corporation an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration, as defined in the Merger Agreement, over the per share exercise price of the Company Stock Options, less any Taxes required to be withheld in accordance with the Merger Agreement.

D.           In accordance therewith, the Company and Employee desire to cancel the Option Agreement and the Company Stock Options and to convert the same into the right of Employee to receive from Parent and the Surviving Corporation the Stock Option Cancellation Price as hereinafter defined.

NOW, THEREFORE, it is agreed as follows:

1.           The above Recitals are true and correct.

2.           At the Effective Time of the Merger, as defined in the Merger Agreement, the Option Agreement and all Company Stock Options granted thereunder and under the Plan to Employee, whether or not then vested or exercisable, are hereby cancelled and converted into the right of Employee to receive from Parent and the Surviving Corporation pursuant to the terms of the Merger Agreement, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Options, multiplied by (y) the excess, if any, of the Merger Consideration, as defined in the Merger Agreement, over the per share exercise price of such Company Stock Options (the “Stock Option Cancellation Price”), less any Taxes required to be withheld in accordance with the Merger Agreement. For example, if the Merger under the Merger Agreement is consummated, the Stock Option Cancellation Price will be $285,600.00.

3.          The Employee shall look solely to the Parent and the Surviving Corporation for payment of the Stock Option Cancellation Price.

4.          The Parent and the Surviving Corporation shall pay to the Employee the Stock Option Cancellation Price, less any Taxes required to be withheld in accordance with the Merger Agreement, as promptly as reasonably practicable after the Effective Time, as defined in the Merger Agreement. The Employee understands and agrees that the Stock Option Cancellation Price shall be subject to ordinary income taxes, and agrees to forego any favorable tax treatment which may have been anticipated or described in any Option Agreement.

5.          Employee agrees that the payments Employee receives pursuant to this Cancellation Agreement are in full satisfaction of any rights Employee may have under the Option Agreement and the Plan. Employee therefore releases and forever discharges the Company, the Parent, the Merger Sub and their respective past and present parents, subsidiaries, divisions and related and affiliated organizations, and their respective officers, shareholders, directors, attorneys, agents, servants and employees and their respective successors, heirs and assigns from any causes of action, claims, debts, accounts, controversies, sums of money, contracts, promises, agreements, judgments, demands, and liabilities of any kind or nature whatsoever in law, in equity, or otherwise, whether known or unknown, asserted or unasserted, relating in any way to Employee’s rights under the Option Agreement and the Plan.

6.          Employee hereby represents and acknowledges that Employee has had the opportunity to consult with an attorney of his/her choosing before signing this Cancellation Agreement; and the consideration provided Employee under this Cancellation Agreement is sufficient to support the releases provided by him/her under this Cancellation Agreement and is greater than Employee would be entitled to receive if he/she did not sign this Cancellation Agreement. Employee understands that Employer regards the representations made by him/her as material and that Employer is relying on these representations in entering into this Cancellation Agreement

7.          The terms of this Cancellation Agreement shall be interpreted under and consistently with the laws of Alabama and federal law and to the fullest extent permitted by law the federal and/or state courts within Alabama shall have exclusive jurisdiction over any claims arising out of this Cancellation Agreement.

8.          If any court of competent jurisdiction invalidates any part of this Cancellation Agreement, then the court making such determination shall have the right to modify this Cancellation Agreement and in its reduced form this Cancellation Agreement shall be enforceable to the fullest extent permitted by law. If any provision or part of a provision of this Cancellation Agreement is held to be invalid or unenforceable, such provision shall be severed from this Cancellation Agreement and the remaining provisions shall remain in full force and effect. This paragraph shall be interpreted to give the fullest possible effect to Employee’s release of claims.

9.          This Cancellation Agreement states the whole agreement between the parties as to its terms and supersedes all prior or contemporaneous agreements, offers, representations, negotiations or discussions with respect to such subject matter. Any changes to this Cancellation Agreement must be in writing and signed by both parties.

10.        This Cancellation Agreement is conditioned upon and subject to the terms of and the implementation and closing of the Merger Agreement. In the event the Merger Agreement is not implemented and closed, this Cancellation Agreement shall be null and void and the Company Stock Options shall continue to be fully effective.

GOLDEN ENTERPRISES, INC.

By:	/s/Mark W. McCutcheon
Mark W. McCutcheon
Its Chairman

ATTEST:

By:	/s/Patty R. Townsend
Patty R. Townsend
Its Secretary

/s/Patty R. Townsend
EMPLOYEE